Exhibit 10.6

EMPLOYMENT AGREEMENT

(James Reinhart)

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of June 15, 2012 (“Effective Date”), by and among QualityTech GP, LLC, a Delaware limited liability company (the “Company”), QualityTech, LP, a Delaware limited partnership (the “OP”), and James Reinhart, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

WHEREAS, the Company and the OP desire for the Company to employ Executive as its Chief Operations Officer – Operations (“COO-Operations”) and for the Company to cause the Executive to be appointed COO-Operations of Quality Technology Services, LLC, a Delaware limited partnership and affiliate of the Company and the OP (“QTS”), and Executive desires to accept such employment and appointment, on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

EMPLOYMENT, TERM AND DUTIES

1.1 Employment. QTS and/or the Company shall hereby employ Executive as the COO-Operations of the Company, upon the terms and conditions set forth in this Agreement, and shall cause Executive to be appointed COO-Operations of the Company for and during the Term. Executive shall report directly to the Chief Executive Officer (“CEO”) of the Company, unless otherwise determined by the Board of Managers of the Company (“Board”)(but subject to Section 4.1.3(a)).

1.2 Term. QTS and/or the Company shall employ Executive, and Executive shall serve as the COO-Operations of the Company commencing upon the Effective Date, and continuing thereafter for a two (2) year term (the “Term”), unless earlier terminated under Article 4; provided, that the Term shall automatically renew for additional one (1)-year periods unless QTS (and/or the Company) or Executive gives notice of non-renewal at least thirty (30) days prior to expiration of the Term (as it may have been extended by any renewal period).

1.3 Duties. Executive shall perform all the duties and obligations reasonably associated with the position of COO-Operations and consistent with the Bylaws or other governing documents of QTS and/or the Company as in effect from time to time, subject to the supervision of the CEO of the Company, and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the CEO (including the performance of services for any subsidiary or affiliate of the Company without any additional compensation). Executive shall perform the duties contemplated herein faithfully and diligently.

Executive shall devote substantially all of his business time and effort to the performance of Executive’s duties hereunder and to the business affairs of the OP and the Company; provided, that in no event shall this provision prohibit Executive from (i) performing social, civic, charitable and religious activities, (ii) managing personal investments and affairs, (iii) participating in educational or professional associations, or (iv) any other activities approved by the CEO, so long as the activities set forth in clauses (i) through (iv) above do not materially and adversely interfere with Executive’s duties and obligations hereunder or to the business affairs of the Company and/or QTS.

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ARTICLE 2

COMPENSATION

2.1 Salary. In consideration for Executive’s services hereunder, QTS or the Company shall pay Executive an annual salary at the rate of $350,000.00 per year during each of the years of the Term (“Base Pay”), payable in accordance with QTS’ regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings). The Base Pay shall be reviewed by the Compensation Committee of the Company (the “Compensation Committee”), no less frequently than annually. Executive will have the opportunity to earn a bonus to be paid in accordance with QTS’ regular bonus payment schedule. Executive is eligible for a target bonus equal to 50% of his Base Pay based upon his performance and the performance of the Company (“Target Bonus”).

2.2 Equity Award: Executive will receive an equity award of Class O or Class RS Units with the Company’s regular issuance schedule, but not later than forty-five (45) days after the Effective Date (“Equity Awards”). The Equity Awards shall be structured as a “profits interest” intended to result in no tax at the time of issuance. The Equity Awards shall be subject to the terms of the OP’s 2010 Equity Participation Plan (or successor plan) (“Equity Plan”). The Equity Awards will be comprised of an initial grant of 50,000 Restricted Class A units (RS Units) and an initial grant of 50,000 Class A option awards (O Units). The Equity Awards will be subject to a four (4)-year vesting schedule and will become 100% vested upon the occurrence of a Change of Control as defined in the Equity Plan. The Equity Awards are in the form of partnership “profits interest” units and accordingly will require Executive to complete a form Section 83(b) election reporting $0.00 income. Additional equity awards may be made in accordance with QTS’ policies and as deemed appropriate by the Compensation Committee.

2.3 Attorneys’ Fees. The Company will reimburse Executive’s reasonably documented attorneys’ fees for purposes of review and negotiation of this Employment Agreement up to $10,000.00.

ARTICLE 3

EXECUTIVE BENEFITS

3.1 Vacation. Executive shall be entitled to four (4) weeks paid vacation each calendar year in accordance with the general policies of QTS or the Company applicable generally to other senior executives of QTS or the Company.

3.2 Employee Benefits. Executive shall receive all group insurance and retirement plan benefits and any other benefits on the same basis as are available to other senior executives of QTS and/or the Company under the personnel policies in effect from time to time. Executive shall receive all other such fringe benefits as QTS and/or the Company may offer to other senior executives under personnel policies in effect from time to time, such as health and disability insurance coverage and paid sick leave.

3.3 Reimbursement for Expenses. Executive shall be reimbursed for all documented reasonable expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of QTS and/or the Company in accordance with the reimbursement policies in effect from time to time. Any reimbursement under this Section 3.3 that is taxable to Executive shall be made by December 31 of the calendar year following the calendar year in which Executive incurred the expense.

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ARTICLE 4

TERMINATION

4.1 Grounds for Termination.

4.1.1 Death or Disability. Executive’s employment shall terminate immediately in the event of Executive’s death or Disability. “Disability” means any: (i) physical disability or impairment, (ii) mental disability or impairment, (iii) illness or (iv) injury, that, in the good-faith judgment of the CEO, substantially prevents Executive from performing his duties and obligations under this Agreement or participating effectively and actively in the management of QTS, the Company, and/or the OP for more than three consecutive months or for more than 90 days in any 180-day period.

4.1.2 Cause. QTS and the Company shall have the right to terminate Executive’s employment by giving written notice of such termination to Executive upon the occurrence of any one or more of the following events (which, for purposes of this Agreement, shall constitute “Cause”):

(a)	Executive’s conviction of, or pleading guilty or nolo contendere to, a crime that constitutes a felony or any lesser criminal offense involving dishonesty or moral turpitude;

(b)	any commission by Executive of an act of dishonesty, theft, fraud, or embezzlement;

(c)	any willful act by Executive that has a significant adverse effect on the reputation of QTS, the Company, or any of their affiliates;

(d)	the substantial failure or refusal by Executive to perform the duties of COO-Operations. It shall be a condition precedent to the Company’s right to terminate employment for Cause pursuant to this subsection (d) that (i) the Company shall have first given Executive written notice stating with reasonable specificity the act(s) on which such termination is premised; (b) if such act(s) is susceptible of cure or remedy, Executive shall have sixty (60) days after receipt of such notice to cure any deficiencies, or;

(e)	Executive’s material violation of the material written rules, regulations, procedures, or policies relating to the conduct of employees, directors or officers of the Company.

For purposes of paragraph (c), no act or omission by Executive shall be “willful” if conducted in good faith and with a reasonable belief that such act or omission was in the best interests of the Company.

4.1.3 Good Reason. Executive may terminate his employment under this Agreement by giving written notice to the Company upon the occurrence of any one or more of the following events (which, for purposes of this Agreement, shall constitute “Good Reason”):

(a)	A material diminution in Executive’s authority, duties or responsibilities (including reporting responsibilities), or any significant adverse change in Executive’s title as COO-Operations of the Company and the GP, or;

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(b)	A material diminution in Executive’s Base Pay, as in effect from time to time, or;

(c)	The Executive’s place of employment is moved more than fifty (50) miles from the Company’s current location in Overland Park, Kansas, or;

(d)	The failure of a successor to the assets or business of the Company or the OP to assume the obligations of the Company under this Agreement.

It shall be a condition precedent to Executive’s right to terminate his employment for Good Reason that (a) he shall have first given the Company written notice stating with reasonable specificity the act(s) on which such termination is premised within forty-five (45) days after Executive becomes aware of such act(s), (b) if such act(s) is susceptible of cure or remedy, it has not been cured or remedied within thirty (30) days after receipt of such notice, and Executive has terminated his employment within forty-five (45) days after so notifying the Company.

4.1.4 Any Other Reason. Notwithstanding anything to the contrary herein, the Company shall have the right to terminate Executive’s employment under this Agreement at any time without Cause by giving written notice of such termination to Executive, and Executive shall have the right to terminate Executive’s employment under this Agreement at any time without Good Reason by giving written notice of such termination to the Company. Any notice by Executive hereunder shall be given at least sixty (60) days in advance of such termination.

4.2 Termination Date. Except as provided in Section 4.1.1 with respect to Executive’s death or Disability, any termination under Section 4.1 shall be effective upon receipt of notice by Executive or the Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by the Company or Executive in the notice (the “Termination Date”).

4.3 Effect of Termination.

4.3.1 Termination with Cause or without Good Reason. In the event that Executive’s employment is terminated by the Company with Cause or by Executive without Good Reason, the Company shall pay all Accrued Obligations to Executive in a lump sum in cash within twenty (20) days after the Termination Date or on such earlier date required by applicable law. “Accrued Obligations” means the sum of (a) Executive’s Base Pay hereunder through the Termination Date to the extent not theretofore paid, (b) the amount of any accrued but unused vacation pay, and (c) any business expense reimbursements incurred by Executive as of the Termination Date and submitted for reimbursement, in each case, consistent with the policy for such reimbursements, within ten (10) days following the Termination Date.

4.3.2 Termination without Cause, with Good Reason or due to Company Non-Renewal after the initial two-year Term. In the event that Executive’s employment is terminated by the Company without Cause, by Executive for Good Reason or due to Company Non-Renewal after the initial two-year Term:

(a)	The Company shall pay all Accrued Obligations to Executive in a lump sum in cash within twenty (20) days after the Termination Date or on such earlier date required by law;

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(b)	The Company shall pay to Executive, in a lump sum in cash one (1) year of Executive’s Base Pay plus the Target Bonus as in effect on the Termination Date;

(c)	The Company shall pay to Executive, in a lump sum in cash all bonus amounts earned but not yet paid for the year prior to the year in which the Termination Date occurs;

(d)	If Executive elects COBRA coverage, the Company shall reimburse Executive for his premiums for such coverage for a period of twelve (12) months.

(e)	The Company shall provide to Executive, at the Company’s expense, with outplacement services and support, the scope and provider of which will be selected by Executive, for a period of one (1) year follow the Termination Date.

The Company’s delivery of any notice under Section 1.2 of this Agreement that the Agreement will not be renewed and any subsequent termination of Executive’s employment at the expiration of such Term of the Agreement shall not be considered a termination without Cause except in the case of non-renewal after the initial two-year Term, and Executive shall not be entitled to any payments or benefits under this Section 4.3.2 under such circumstance.

4.3.3 Termination Due to Death or Disability. In the event that Executive’s employment is terminated due to Executive’s death or Disability the OP shall pay all Accrued Obligations to Executive or Executive’s estate in a lump sum in cash within thirty (30) business days after the Termination Date.

4.3.4 Waiver and Release Agreement. In consideration of the severance payments and other benefits described in clauses (b), (c), (e) and (f) of Section 4.3.2, to which severance payments and benefits Executive would not otherwise be entitled, and as a precondition to Executive becoming entitled to such severance payments and other benefits under this Agreement, Executive agrees to execute and deliver to the Company within thirty (30) business days after the applicable Termination Date a waiver and general release of claims in favor of the Company and the OP, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, in a form reasonably satisfactory to the Company, that has become effective in accordance with its terms. If Executive fails to execute and deliver the Release Agreement within thirty (30) business days after the applicable Termination Date, or if Executive revokes such Release as provided therein, the Company shall have no obligation to provide any of the severance payments and other benefits described in clauses (b), (c), (e) or (f) of Section 4.3.2. If such severance payments and other benefits could be paid in either of two calendar years depending on the date such release is delivered to the Company, such payments shall be made on the later of January 15, or the dats such release is delivered and becomes non-revocable, of such later calendar year.

4.4 Required Delay For Certain Deferred Compensation and Section 409A. In the event that any compensation with respect to Executive’s termination is “deferred compensation” within the

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meaning of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), the shares of the Company, the OP or any affiliate is publicly traded on an established securities market or otherwise, and Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A. Such delay shall last six (6) months from the date of Executive’s termination, except in the event of Executive’s death. Within twenty (20) business days following the end of such six (6)-month period, or, if earlier, Executive’s death, the Company shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six (6)-month period but for this Section 4.4. Such catch-up payment shall bear simple interest at the prime rate of interest as published by the Wall Street Journal’s bank survey as of the first day of the six (6)-month period, which such interest shall be paid with the catch-up payment. Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

4.5 Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company, QTS, the OP or its subsidiaries and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company, QTS, the OP or its subsidiaries at or subsequent to the termination date, which shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.

ARTICLE 5

RESTRICTIVE COVENANTS

5.1 Confidential Information.

5.1.1 Obligation to Maintain Confidentiality. Executive acknowledges that, by reason of Executive’s employment by the Company, the Executive will have access to confidential information (collectively, “Confidential Information”) of the Company, the OP and their respective subsidiaries (collectively, the “Quality Companies”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Quality Companies and covenants that, both during and after the Term, Executive shall not disclose any Confidential Information to any person, partnership, corporation, limited liability company, or any other entity (“Person”) (except as Executive’s duties as a manager, or employee of the Company and the OP require) without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 5.1 shall not apply to Confidential Information that otherwise becomes known to the public through no act of Executive in breach of this Agreement or which is required to be disclosed by court order, applicable law or regulatory requirements, nor shall it apply to Executive’s disclosure of Confidential Information to his attorneys and advisors in connection with a dispute between Executive and a Quality Company.

5.1.2 Company Property. All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property and other property delivered to or compiled by Executive by or on behalf of any Quality Company or its providers, clients or customers that pertain to the business of any Quality Company shall be and remain the property of such Quality Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property or future plans of a Quality Company that is collected by the Executive shall be delivered promptly to such Quality Company without request by it upon termination of Executive’s employment for any reason. For purposes of this Section

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5.1.3 “Intellectual Property” shall mean patents, copyrights, trademarks, trade dress, trade secrets, other such rights, and any applications therefor.

5.2 Inventions. Executive is hereby retained in a capacity such that Executive’s responsibilities may include the making of technical and managerial contributions of value to the Quality Companies. Executive hereby assigns to the applicable Quality Company all rights, title and interest in such contributions and inventions made or conceived by Executive alone or jointly with others during the Term that relate to the business of such Quality Company. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. Executive shall promptly and fully disclose all such contributions and inventions to the Company and the OP and assist the Company and the OP or any other Quality Company, as the case may be, in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions shall be the property of the applicable Quality Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Notwithstanding the foregoing, no Quality Company shall have any right, title or interest in any work product or copyrightable work developed outside of work hours and without the use of any Quality Company’s resources that does not relate to the business of any Quality Company and does not result from any work performed by Executive for any Quality Company.

5.3 Non-disparagement. Executive agrees that he will not talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding the Company, the OP or any of their affiliates, owners or their past or present employees, directors, officers or other representatives and will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the Company, the OP or any of their affiliates, owners or their past or present employees, directors, officers or other representatives or their past or present employees, officers or other representatives.

The Company and the OP agree that they will not talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding Executive and will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of Executive. For purposes of this non-disparagement provision, the Company and the OP are defined to mean the Company’s executive team and the Board.

5.4 Cooperation. At all times during Executive’s employment and after the date of Executive’s termination of employment, Executive agrees to reasonably cooperate (if occurring after termination of employment, to the extent not interfering with Executive’s other full-time business endeavors) (i) with the Company and the OP in the defense of any legal matter involving any matter that arose during Executive’s employment in the business of the Company and the OP, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the business of the Company and the OP. The Company or the OP, as applicable, will reimburse Executive for reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.

5.5 Reasonableness of Restrictions; Blue-Penciling. Executive has carefully read and considered the provisions of Section 5 of this Agreement, and, having done so, agrees that the restrictions set forth in such paragraphs are fair and reasonable and reasonably required for the protection of the interests of the Company and the OP and their businesses. If any of the provisions of Section 5 shall be held to be invalid or unenforceable, the remaining provisions thereof shall

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nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. If any provision of Section 5 relating to time periods or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time periods and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

5.6 Breach of Restrictive Covenants. The parties agree that a breach or violation of any provision of this Article 5 will result in immediate and irreparable injury and harm to the Company, the OP and their business, and that the Company, the OP and their affiliates shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder, including without limitation, to address any threatened breach or violation, and to enjoin and restrain Executive and each and every person, firm, company or corporation concerned therewith, from the violation or continuance of such violation or breach. In addition thereto, Executive shall be responsible for all damages, including reasonable attorneys’ fees, sustained by the Company, the OP and their affiliates by reason of said violation.

ARTICLE 6

GOVERNING LAW

6.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF KANSAS.

ARTICLE 7

MISCELLANEOUS

7.1 Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

7.2 Entire Agreement. This Agreement constitutes the total and complete agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

7.3 Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed and original, but all of which shall together constitute one and the same instrument.

7.4 Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

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7.5 Waiver or Delay. The failure or delay on the part of the Company or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

7.6 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive except by operation of law. The Company and the OP may assign this Agreement to any affiliate or successor. The Company and the OP shall require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and the OP to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

7.7 Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

7.8 Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:	James Reinhart
Address on file with the Company

To the Company or the OP:	c/o QualityTech GP, LLC 12851 Foster Street, Suite 205 Overland Park, Kansas 66213 Attention: General Counsel Facsimile: (913) 814-7766

7.9 Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

7.10 Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

7.11 Counsel. Executive has been advised by the Company and the OP that he should consider seeking the advice of counsel in connection with the execution of this Agreement and the other agreements contemplated hereby and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate.

7.12 Withholding of Compensation. Executive hereby agrees that the Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or

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otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by the Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

7.13 Executive Representation. Executive acknowledges that by entering into or complying with any provision of this Agreement he is not breaching or acting in contravention of any other agreement or commitment he has to any other firm, corporation, partnership, organization, person or any other individual or entity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY

QualityTech GP, LLC

By:	/s/ Shirley Goza
Name:	Shirley Goza
Title:	General Counsel

OP

QualityTech, LP

By:	QualityTech GP, LLC, its sole general partner

	By:	/s/ Shirley Goza
	Name:	Shirley Goza
	Title:	General Counsel

EXECUTIVE

/s/ James Reinhart
James Reinhart

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